Exhibit 10.4

NOTICE PERIOD EXTENSION

Mark Behrman (“Executive”) and LSB Industries, Inc., a Delaware corporation (“Company”), entered into an employment agreement effective as of December 31, 2015 (“Employment Agreement”), the initial term of which is scheduled to expire on December 30, 2018.

The term of the Employment Agreement automatically would be extended for another year through December 30, 2019 unless either party elects not to extend the Employment Agreement by giving written notice to the other party by July 4, 2018.

Since Executive and the Company are discussing potential changes to the Employment Agreement and such discussions may impact their decision whether to provide notice of an election not to extend the Employment Agreement, both Executive and the Company previously agreed to an extension until September 30, 2018 to provide notice and now agree that Section 1 of the Employment Agreement is hereby further amended such that the deadline for providing notice to the other party of an election not to extend the Employment Agreement for another year commencing December 31, 2018 shall be December 7, 2018.

In all other respects, the Employment Agreement shall continue in effect.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Notice Period Extension or have caused this Notice Period Extension to be duly executed and delivered on their behalf.

EXECUTIVE

/s/ Mark Behrman
Mark Behrman

LSB INDUSTRIES, INC.

/s/ Daniel D. Greenwell

By: Daniel D. Greenwell
Its: Chief Executive Officer